UMB Financial Corporation

News Release

1010 Grand Boulevard Kansas City, MO 64106 816/860-7000 umb.com

//FOR IMMEDIATE RELEASE// Contact: Mandie Nelson, 816.860.5088 Kristin Kovach, 816.423.6131

UMB Announces 36 Percent Increase in Health Savings Account Balances

KANSAS CITY, Mo. (February XX, 2012) – UMB Healthcare Services, a division of UMB Financial Corporation (NASDAQ: UMBF), announced today that account balances for its Health Savings Accounts (HSAs) grew 36.1 percent surpassing $400 million dollars following 2011 open enrollment. The number of HSAs stood at nearly 220,000 at year-end.

UMB Healthcare Services also saw a 37.9 percent growth in its debit cards associated with Flexible Spending Account (FSAs), Health Reimbursement Arrangements (HRAs) and HSAs. Total accounts reached more than 2.4 million accounts at year-end. The company attributes this growth to UMB Healthcare Services’ continued focus on individual client service and ongoing product innovation.

"We are excited to see the continued adoption and acceptance of consumer-directed health care plans by individuals looking to better manage current health care costs while saving for the future,” said Dennis Triplett, CEO of UMB Healthcare Services. “Advantageous for the employee and the employer, consumer-directed health care empowers individuals to take personal responsibility for their health and expenses, and enables employers to better reign in rising health care costs.”

Triplett also added the important role that employers continue to play in growing adoption of these plans by educating and taking the time to communicate to employees on the benefits of participating in a high-deductible health plan (HDHP) partnered with an HSA.

In 2011, UMB Healthcare Services launched three comprehensive toolkits to help employers successfully implement and communicate HDHPs with HSAs. The UMB Toolkits provide implementation, launch and ongoing communication tools to better help clients educate employees, while meeting their goals for HDHP with HSA adoption and use, and empowering employees to become smart health care consumers.

“Realizing the benefits of these plans means effectively educating employees to overcome the hurdles to participant adoption,” Triplett said. “The UMB Toolkits resourcefully tackle these hurdles and give employers and individual account holders the information they need to manage their well-being.”

Since the inception of Medical Savings Accounts in the late 1990s, UMB Healthcare Services has been a financial services leader in the health care market place. Today, UMB, the first banking partner to provide multi-purpose card technology to the health care industry, supports HSAs, FSAs and HRAs.

Funds in an HSA Base Account are held at UMB Bank, n.a., Member FDIC.

About UMB:

UMB Financial Corporation (NASDAQ: UMBF) is a financial services holding company headquartered in Kansas City, Mo., offering complete banking, asset management, health spending solutions and related financial services to commercial, institutional and personal customers nationwide. Its banking subsidiaries own and operate banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include mutual fund and alternative investment services groups, single-purpose companies that deal with brokerage services and insurance, and a registered investment advisor that manages the company's proprietary mutual funds and investment advisory accounts for institutional customers. For more information, visit umb.com or follow us on Twitter at @UMBBank.

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